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DOLLAR GENERAL PLANS TO OPEN NEW DISTRIBUTION CENTER

IN UNION COUNTY, SOUTH CAROLINA

Facility expected to create more than 600 new jobs

GOODLETTSVILLE, Tenn. – February 12, 2004 – In a move to further enhance the Company’s distribution network, Dollar General Corporation (NYSE: DG) announced today that it has selected Union County, South Carolina as the site of its newest distribution center, the Company’s eighth. The Company plans to build a 1.1 million square-foot facility on a 177-acre site, pending final documentation and all required governmental approvals.

Located approximately 15 miles south of Spartanburg near Jonesville on South Carolina Highway 9, the facility is expected to employ more than 600 people when it reaches full capacity. Additionally, Dollar General’s third-party transportation provider has indicated that it expects to employ approximately 125 people.

 “The support and enthusiasm of the local, county and state organizations involved in this project as well as the strong labor force contributed greatly to our decision to come to Union County, South Carolina. This state is poised for tremendous growth, and we are excited to contribute through the construction of this state-of-the-art facility,” said Distribution Vice President Jeff Sims, in making the announcement. “With the opening of this new distribution center in 2005, we will greatly enhance our ability to better serve our customers.”

The total cost for the DC and transportation shop, including equipment and fixtures, is expected to exceed $70 million. Construction is expected to begin in the second quarter of fiscal 2004, and the Company anticipates the facility to be fully operational in the second quarter of fiscal 2005. McCallum Sweeney Consulting of Greenville, S.C., assisted Dollar General in their site selection for this facility.

In addition to the distribution center in Union County, the Company announced in November 2003 its intentions to add another distribution center in 2006. Announced in November 2003 and January 2004, construction is currently underway at the Company’s South Boston, Virginia and Ardmore, Oklahoma distribution centers, respectively.  The expansion of these facilities to a dual sortation system is expected to significantly increase operating capacity.

“If you’re looking at unemployment in South Carolina our rural areas have been particularly hard hit,” said Governor Mark Sanford. “In Union you’re at 11 percent unemployment, which is the seventh highest rate in the entire state. Anytime you can inject the number of jobs Dollar General is bringing into that equation it’s obviously a positive thing, but there’s a bigger picture out there that this administration is focused on long-term as it relates to our state’s rural economic development efforts. Whether it’s Union or Walterboro or Charleston or Greenville, we’re never going to see the kind of job growth we’re capable of having unless we work to improve our underlying business climate. For us, that clearly starts with income tax relief.”

“Let there be no doubt about why Dollar General chose Union County for this project,” said Commerce Secretary Bob Faith. “ County officials were 100 percent committed to this project from day one, and it showed in the effort they made to win Dollar General’s business. Add to this the fact that our workers are second to none, and it’s clear that South Carolina has what it takes to attract the best companies in the world.”

About Dollar General

Dollar General is a Fortune 500® discount retailer with 6,700 neighborhood stores in 27 states as of January 30, 2004.  Dollar General stores offer convenience and value to customers, by offering consumable basics, items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices.  The typical Dollar General store has 6,750 square feet of selling space and is located within five miles of its target customers.

This press release contains forward-looking information, including information regarding the expected construction schedule for the Union County, South Carolina Distribution Center, the employment needs anticipated to be generated thereby, the date the distribution center is expected to be operational, and the expected cost of construction. The words “intends,” “anticipates,” ”scheduled,” “expected,” “plan,” and similar expressions generally identify forward-looking statements.  The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and, therefore, actual results may differ materially from those projected by, or implied in, the forward-looking statements.  A number of factors may result in actual results differing from such forward-looking information, including, but not limited to transportation delays or interruptions, inclement weather, interruptions in the contractor’s or any subcontractor’s business, the ability to hire and train qualified employees, and other factors that could delay the construction schedule, such as shortages of materials, unforeseen construction scheduling, engineering, environmental or geological problems, or unanticipated cost increases.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company disclaims any obligation to publicly update or revise any forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

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